UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Morningstar, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2012 Annual Meeting and Proxy Statement

	Letter from Joe Mansueto, CEO & Chairman
	Notice of Annual Meeting
	Proxy Statement

01	Questions and Answers About the Annual Meeting and the Proxy Materials	24	Executive Compensation

04	Proposal 1: Election of Directors	28	Equity Compensation Plan Information

06	Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm	29	Proposal 3: Independent Board Chairman

07	Board of Directors and Corporate Governance	32	Audit Committee Report

14	Security Ownership of Certain Beneficial Owners and Management	34	Principal Accounting Firm Fees

16	Compensation Discussion and Analysis	35	Certain Relationships and Related Party Transactions

23	Compensation Committee Report	36	Section 16(a) Beneficial Ownership Reporting Compliance

23	Compensation Committee Interlocks and Insider Participation	36	Shareholder Proposals or Nominations

		37	Obtaining Our Financial Statements

		37	Communicating With Us

April 5, 2012

Dear Shareholder:

We will hold our 2012 Annual Shareholders’ Meeting at 9 a.m. Central time on Tuesday, May 15, 2012 at our corporate headquarters at 22 West Washington Street, Chicago, Illinois 60602. We look forward to your participation, either in person or by proxy.

At this year’s meeting, the agenda includes the following items:

• Election of directors.

• Ratification of the appointment of our independent registered public accounting firm.

• A shareholder proposal.

Please refer to the proxy statement for detailed information on each of the proposals and the meeting.

Each share of our stock that you own represents one vote. If you do not vote your shares, you will not have a say on the important issues to be voted on at the meeting.

If you have any questions concerning the meeting or the proposals, please contact our Investor Relations department at (312) 696-6621.  For questions regarding your stock ownership, you may contact our transfer agent, Computershare Investor Services, LLC, through its website at www.computershare.com/contactUS or by phone at (866) 303-0659 (within the United States and Canada) or (312) 588-4659 (outside the United States and Canada).

Sincerely,

Joe Mansueto

Chairman of the Board and Chief Executive Officer

Morningstar, Inc.

Notice of Annual Shareholders’ Meeting

To be held on May 15, 2012

Dear Shareholder:

You are cordially invited to attend our 2012 Annual Shareholders’ Meeting, which will be held at 9 a.m. Central time on Tuesday, May 15, 2012 at our corporate headquarters at 22 West Washington Street, Chicago, Illinois 60602.

We are holding the annual meeting for the following purposes:

•        To elect the director nominees identified in this proxy statement to hold office until the next annual shareholders’ meeting or until their respective successors have been elected or appointed.

•        To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the current year.

•        To vote on one shareholder proposal, if properly presented at the meeting.

•        To transact other business that may properly come before the meeting or any adjournment or postponement of the meeting.

The proxy statement, which follows this notice, fully describes these items. We have not received notice of other matters to be presented at the meeting.

You may vote at the meeting and any postponements or adjournments of the meeting if you were a shareholder of record as of the close of business on March 16, 2012, the record date for the meeting. A list of shareholders entitled to vote will be available for inspection for 10 days prior to the meeting at our corporate headquarters, 22 West Washington Street, Chicago, Illinois 60602.

To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the annual meeting in person. For further details, see How do I vote? on page two.

Richard E. Robbins

General Counsel and Corporate Secretary

Chicago, Illinois

April 5, 2012

Proxy Statement

Our Board of Directors (the Board) solicits your proxy for the 2012 Annual Shareholders’ Meeting to be held at 9 a.m. Central time on Tuesday, May 15, 2012 at our corporate headquarters at 22 West Washington Street, Chicago, Illinois 60602 and at any postponement or adjournment of the meeting, for the purposes set forth in the Notice of Annual Shareholders’ Meeting included with this proxy statement. We made copies of this proxy statement available to shareholders beginning on April 5, 2012.

Questions and Answers About the
Annual Meeting and the Proxy Materials

Where is the annual meeting?

We will hold the annual meeting at 9 a.m. Central time on Tuesday, May 15, 2012 at our corporate headquarters at 22 West Washington Street, Chicago, Illinois 60602. When you arrive in the lobby, check in at the security desk and take the elevator directly to the seventh floor to reach the auditorium. You will need to present a photo ID when you check in at the security desk. We will have signs posted that direct you to the appropriate location. We will not permit cameras or other recording devices in the auditorium.

Why did I receive a notice in the mail regarding Internet availability of proxy materials this year instead of a full set of proxy materials?

We provide access to our proxy materials over the Internet. On April 5, 2012 we mailed a Notice of Internet Availability of Proxy Materials to our shareholders of record and beneficial owners.  The Notice explains how you may access the proxy materials on the Internet and how you may vote your proxy. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting printed materials included in the Notice.

What will shareholders vote on at the annual meeting?

Shareholders will elect the Board to serve until our next annual meeting and also be asked to ratify the appointment of KPMG LLP as our independent registered public accounting firm for this year and, if properly presented at the meeting, vote on one shareholder proposal. We do not expect any other matters to be presented at the meeting. If other matters are properly presented for voting at the meeting, the persons named as proxies will vote in accordance with their best judgment on those matters.

Who is entitled to vote at the annual meeting?

Shareholders of record as of the close of business on March 16, 2012 are entitled to vote at the meeting. On that date, there were 50,078,280 outstanding shares of common stock.

What is a shareholder of record?

If your shares are registered directly in your name with our transfer agent, Computershare Investor Services, you are considered the shareholder of record for those shares. As the shareholder of record, you have the right to vote your shares.

If your shares are held in a stock brokerage account or by a bank, or other holder of record, you are considered the beneficial owner of shares held in street name. Your broker, bank, or other holder of record is the shareholder of record for those shares. As the beneficial owner, you have the right to direct your broker, bank, or other holder of record on how to vote your shares.

Morningstar, Inc. 2012 Proxy Statement	01

How many votes are required to elect directors and adopt proposals?

The election of each director nominee, ratification of the appointment of KPMG as our independent registered public accounting firm, and approval of the shareholder proposal each require the affirmative vote of a majority of the shares of common stock represented in person or by proxy at the meeting and entitled to vote. A majority of the shares entitled to vote on a matter, whether present in person or by proxy, will constitute a quorum for consideration of that matter at the meeting.

How many votes am I entitled to per share?

Each share of our stock that you own represents one vote. If you do not vote your shares, you will not have a say on the important issues to be voted upon at the meeting.

How do I vote?

If you are a shareholder of record, you may vote in person at the meeting. If you do not wish to vote in person or if you will not be attending the meeting, you may vote by telephone, or over the Internet, by following the instructions provided in the Notice of Internet Availability of Proxy Materials.  If you requested a printed copy of the proxy materials, you may also complete, sign, and date your proxy card and return it in the prepaid envelope that was included with the printed materials.

If you are a beneficial owner of shares and you wish to vote in person at the meeting, you must obtain a legal proxy from your broker, bank, or other shareholder of record and present it to the inspectors of election with your ballot to be able to vote at the meeting. If you do not wish to vote in person or if you will not be attending the meeting, you may vote by following the instructions provided in the Notice of Internet Availability of Proxy Materials you received from the shareholder of record of your shares. If you received a printed copy of the proxy materials, you should have received a proxy card and voting instructions from the shareholder of record of your shares.

If you are a shareholder of record and submit a signed proxy card but do not fill out the voting instructions, the persons named as proxies will vote the shares represented by your proxy as follows:

•             FOR the election of the director nominees listed in the proxy statement.

•             FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for the current year.

•             AGAINST the shareholder proposal.

What is the effect if I abstain from voting on a matter or my broker withholds my vote?

For each matter to be considered at the meeting, abstentions are treated as shares that are represented and entitled to vote, so abstaining has the same effect as a negative vote. Shares held by brokers that do not have discretionary authority to vote on a particular proposal and that have not received voting instructions from their customers are not counted as being represented or entitled to vote on the proposal, which has the effect of reducing the number of affirmative votes needed to approve the proposal.

Should I submit a proxy even if I plan to attend the annual meeting?

To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the meeting in person. If you attend the meeting and are a shareholder of record, you may also submit your vote in person, and any previous votes that you submitted will be superseded by the vote that you cast at the meeting.

Can I revoke my proxy?

You may revoke your proxy at any time prior to the completion of voting at the meeting by voting in person at the meeting or by delivering instructions prior to the meeting by mail to Richard Robbins, General Counsel and Corporate Secretary, Morningstar, Inc., 22 West Washington Street, Chicago, Illinois 60602. If you are a beneficial owner, you must contact your broker, bank, or other holder of record to revoke any prior voting instructions.

02	Morningstar, Inc. 2012 Proxy Statement

Who will bear the cost of soliciting votes for the annual meeting?

We will bear the expense of soliciting proxies. Our directors, officers, and other employees may also solicit proxies personally or in writing, by telephone, e-mail, or otherwise.  They will not be compensated for soliciting proxies. We are required to request that brokers and nominees who hold stock in their names furnish our proxy material to the beneficial owners of the stock, and we must reimburse those brokers and nominees for the reasonable expenses of doing so in accordance with applicable law.

Will a replay of the annual meeting be available?

If you miss the meeting, you can view a video recording at http://www.corporate.morningstar.com until November 30, 2012.

Morningstar, Inc. 2012 Proxy Statement	03

Proposal 1:
Election of Directors

Our nominees for election as directors include six independent directors, as defined in the applicable rules for companies traded on the Nasdaq Global Select Market (NASDAQ), and two members of our senior management team. Each director serves a one-year term, as described below, with all directors subject to annual election.

At the recommendation of the Nominating and Corporate Governance Committee, the Board nominated each person listed below to serve as a director for the term beginning at the annual meeting on May 15, 2012 and ending with the annual meeting to be held in 2013 or until his or her successor, if any, is elected or appointed. Unless proxy cards are otherwise marked, the persons named as proxies will vote all proxies received FOR the election of each nominee.

If any director nominee is unable or unwilling to stand for election at the time of the annual meeting, the persons named as proxies may vote either for a substitute nominee designated by the Board to fill the vacancy or for the balance of the nominees, leaving a vacancy. Alternatively, the Board may reduce the size of the Board. The Board believes that each nominee will be able and willing to serve if elected as a director.

Recommendation of the Board

The Board recommends that you vote FOR the election of each of the following nominees.

Name	Age	Position
Joe Mansueto	55	Chairman of the Board and Chief Executive Officer
Don Phillips	49	President, Fund Research and Director
Cheryl Francis	58	Director
Steve Kaplan	52	Director
Bill Lyons	56	Director
Jack Noonan	64	Director
Paul Sturm	65	Director
Hugh Zentmyer	65	Director

Joe Mansueto

Joe Mansueto founded Morningstar in 1984. He has served as chairman since our company’s inception, and as chief executive officer from inception to 1996 and from 2000 to the present.  He holds a bachelor’s degree in business administration from The University of Chicago and a master’s degree in business administration from The University of Chicago Booth School of Business.

Don Phillips

Don Phillips has been one of our managing directors since 2000 and in 2009 became president of fund research.  He is responsible for overseeing our research on mutual funds, exchange-traded funds, and alternative investments.  He joined us in 1986 as our first analyst. He served as our vice president and publisher from 1991 to 1996, as our president from 1996 to 1998, and as our chief executive officer from 1998 to 2000. He has served on the Board since August 1999. He also serves on the board of directors of Morningstar Japan. He holds a bachelor’s degree in English from the University of Texas and a master’s degree in American literature from The University of Chicago.

Cheryl Francis

Cheryl Francis was elected to the Board in July 2002. She has been co-chair, Corporate Leadership Center, since August 2008 and vice-chair from 2002 to August 2008. She has been an independent business and financial advisor since 2000. From 1995 to 2000, she served as executive vice president and chief financial officer of R.R. Donnelley & Sons Company, a print media company. She

04	Morningstar, Inc. 2012 Proxy Statement

currently serves as a member of the board of directors of HNI Corporation and Aon Corporation, as well as a trustee for Cornell University. She holds a bachelor’s degree from Cornell University and a master’s degree in business administration from The University of Chicago Booth School of Business.

Steve Kaplan

Steve Kaplan served as a member of our advisory board beginning in 1998 and was elected to the Board in August 1999. Since 1988, he has been a professor at The University of Chicago Booth School of Business where he currently is the Neubauer Family Distinguished Service Professor of Entrepreneurship and Finance. He holds a bachelor’s degree in applied mathematics and economics from Harvard College and a Ph.D. in business economics from Harvard University.  He currently serves as a member of the board of directors of Accretive Health, Inc. and on the board of trustees of the Columbia Acorn Funds.

Bill Lyons

Bill Lyons was appointed to the Board in September 2007. He served as president and chief executive officer of American Century Companies, Inc., an investment management company, from September 2000 until his retirement in March 2007. From 1987 to 2000, he served in other capacities at American Century Companies, Inc., including as general counsel, chief operating officer, and president.  He currently serves as a member of the board of directors of NIC Inc. and The NASDAQ Stock Market LLC. He holds a bachelor’s degree in history from Yale University and a juris doctor degree from Northwestern University School of Law.

Jack Noonan

Jack Noonan served as a member of our advisory board beginning in 1998 and was elected to the Board in August 1999. He is a private investor and served as transition executive of International Business Machines Corporation, a leading manufacturer of information technologies, from October 2009 to December 2009. From January 1992 to October 2009, he served as president and chief executive officer of SPSS Inc, a software company specializing in predictive analytics. From January 2008 to October 2009, he also served as chairman of the board of directors of SPSS Inc. He currently serves as a member of the board of directors of Lionbridge Technologies, Inc.

Paul Sturm

Paul Sturm served as a member of our advisory board beginning in 1998 and was elected to the Board in August 1999. He is a private investor and wrote a monthly column on investing for Smart Money magazine between 1992 and 2006. From 1985 to 1989, he was assistant managing editor at Business Week. From 1980 until 1985, he held a similar position at Forbes. Prior to that, he worked as a business writer for a variety of publications based in New York, Washington, and London. He holds a bachelor’s degree in economics from Oberlin College and a master’s degree in journalism from Columbia University.  He received a juris doctor degree from Georgetown University Law Center.

Hugh Zentmyer

Hugh Zentmyer was appointed to the Board in January 2010. He served as executive vice president of Illinois Tool Works Inc., a diversified manufacturer of industrial systems and components, from 1995 until his retirement in January 2009. He holds a bachelor’s degree in accounting from the University of Cincinnati and a master’s degree in business administration from Xavier University.

Morningstar, Inc. 2012 Proxy Statement	05

Proposal 2:
Ratification of Appointment of Independent
Registered Public Accounting Firm

In 2010, the Audit Committee selected KPMG LLP (KPMG) to replace Ernst & Young LLP (Ernst & Young) as our independent registered public accounting firm beginning with the audit for the fiscal year ending December 31, 2011.

The Audit Committee has appointed KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2012. As a matter of good corporate governance, we are submitting the appointment of KPMG as our independent registered public accounting firm to shareholders for ratification. If the appointment of KPMG is not ratified by shareholders at the annual meeting, the Audit Committee will review its appointment of KPMG as our independent registered public accounting firm.

Ernst & Young was engaged to audit our consolidated financial statements for the fiscal year ended December 31, 2010 and was dismissed as our independent registered public accounting firm upon completion of these services when we filed our Annual Report on Form 10-K for that fiscal year. During our fiscal years ended December 31, 2009 and 2010 and through the date we filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, we had no disagreements with Ernst & Young on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to Ernst & Young’s satisfaction, would have caused it to make reference to the matter in conjunction with its report on our consolidated financial statements for the relevant year; and there were no reportable events as defined in Item 304(a)(1)(v) of SEC Regulation S-K.

Ernst & Young’s audit reports on our consolidated financial statements for the fiscal years ended December 31, 2009 and 2010 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During our fiscal years ended December 31, 2009 and 2010 and through the date we filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, neither we, nor anyone on our behalf, consulted with KPMG with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, and no written report or oral advice was provided by KPMG to us that KPMG concluded was an important factor considered by us in reaching a decision as to the accounting, auditing, or financial reporting issue or (ii) any matter that was the subject of either a disagreement (as defined in Item 304(a)(1)(iv) of SEC Regulation S-K) or a reportable event (as defined in Item 304(a)(1)(v) of SEC Regulation S-K).

We expect that a representative of KPMG will attend the annual meeting. The KPMG representative will have an opportunity to make a statement if he or she so desires and will also be available to respond to appropriate questions from shareholders.

See Board of Directors and Corporate Governance—Board Committees and Charters—Audit Committee, Audit Committee Report, and Principal Accounting Firm Fees for additional information pertaining to the Audit Committee, its activity during 2011, and related matters.

Recommendation of the Board

The Board of Directors recommends that you vote FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for 2012.

06	Morningstar, Inc. 2012 Proxy Statement

Board of Directors and Corporate Governance

We have adopted a set of Corporate Governance Guidelines to guide the Board in its objective of enhancing shareholder value over the long-term. The shareholders elect the Board and vote on extraordinary matters. Our Board currently consists of eight directors. The Board believes that there should be a substantial majority of independent directors on the Board. The Board also believes that it is useful and appropriate to have members of management, including the chief executive officer, as directors. The current Board members include six independent directors and two members of our senior management team.

Independent Directors

Each of our directors, other than Joe Mansueto and Don Phillips, qualifies as independent under NASDAQ requirements. The NASDAQ independence rules preclude a finding of independence if the director is employed by the company or has engaged in various types of business dealings with the company. In reaching its conclusion that each of our non-employee directors is independent, the Board has determined that none of our non-employee directors has a relationship with the company that would interfere with the exercise of his or her independent judgment.

In making this determination, the Board reviewed and discussed information provided by the directors and management with regard to each director’s business and personal activities as they relate to the company. For Cheryl Francis, the Board considered ordinary course transactions between the company and Aon Corporation, where she is a member of the board of directors, and ordinary course transactions between the company and Corporate Leadership Center, where she is co-chairman. For Steve Kaplan, the Board considered ordinary course transactions between the company and Columbia Acorn Funds, where he is a member of the board of trustees, and a charitable contribution of $25 million to be paid over time by Joe Mansueto to support the construction of a new library at the University of Chicago and a charitable contribution of $250,000 completed in 2011 by Don Phillips to the University of Chicago, where Steve is a professor. For Bill Lyons, the Board considered ordinary course transactions between the company and American Century Companies, Inc. and Bill’s equity interest in American Century Companies, Inc., where he served as president and chief executive officer until March 2007, and ordinary course transactions between the company and The NASDAQ Stock Market LLC, where he is a director. Jack Noonan, Paul Sturm, and Hugh Zentmyer do not have any relationships involving the company other than their positions as members of the Board.

The Board has determined that each member of the Audit Committee qualifies as independent under special standards established by the SEC for members of audit committees. The Board has also determined that each Audit Committee member has sufficient knowledge to read and understand the company’s financial statements and to serve on the Audit Committee. Additionally, the Board has determined that Cheryl Francis, the Chair of the Audit Committee, qualifies as an audit committee financial expert under the relevant SEC rules. This designation is related to Cheryl’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon her any duties, obligations, or liabilities that are greater than those generally imposed on her as a member of the Audit Committee and the Board. Her designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations, or liabilities of any member of the Audit Committee or the Board.

The Nominating and Corporate Governance Committee has certain oversight responsibilities imposed by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the Dodd-Frank Act) that pertain to Morningstar Credit Ratings, LLC, a Nationally Recognized Statistical Rating Organization and one of the company’s subsidiaries. The Board has determined that each member of the Nominating and Corporate Governance Committee qualifies as independent under special standards established by the Dodd-Frank Act applicable to board committees with those oversight responsibilities. The Dodd-Frank Act requires that the oversight committee have at least one user of credit ratings. The Board has determined that Bill Lyons, a member of the Nominating and Corporate Governance Committee, is a user of credit ratings within the meaning of the Dodd-Frank Act. This designation is related to Bill’s experience and understanding with respect to certain matters pertaining to credit ratings. The designation does not impose upon him any duties, obligations, or liabilities that are greater than those generally imposed on him

Morningstar, Inc. 2012 Proxy Statement	07

as a member of the Nominating and Corporate Governance Committee and the Board. His designation as a user of credit ratings does not affect the duties, obligations, or liabilities of any member of the Nominating and Corporate Governance Committee or the Board.

Board Responsibilities and Structure

The primary responsibilities of the Board are to provide oversight, counseling, and direction to our management team in the long-term interests of the company and our shareholders. The Board’s responsibilities include: selecting and regularly evaluating the performance of the chief executive officer, planning for chief executive officer succession and monitoring succession planning for other senior executives, overseeing the conduct of our business to evaluate whether the business is being properly managed, including review of the strategic plan, risk oversight, and overseeing the processes for maintaining the integrity of our financial statements and other public disclosures and compliance with law and ethics. The chief executive officer and management are responsible for seeking the advice and, in appropriate situations, the approval of the Board with respect to certain extraordinary corporate actions.

The Board is responsible for determining the roles of the chairman of the board and chief executive officer. The Board recognizes that in some circumstances there can be great value in having separate individuals serve as chairman and chief executive officer. However, the Board’s position is that having Joe Mansueto serve as both chairman and chief executive officer is in the best interest of the company and its shareholders at this point in time given the nature and size of our business, the company’s current management needs, the composition of the current board, and Joe’s position as founder and controlling shareholder of the company. The Board would consider making a change to the combined chairman and chief executive officer structure if it determined that would be the best course of action for the company, but it believes the current structure has worked well and continues to do so.

The Board has not designated a lead director; however, the independent directors choose from among themselves a lead director with respect to specific matters when appropriate. The practice of allowing the independent directors to determine who among them will be responsible with respect to a specific matter has been working well for the Board. The Chair of the Nominating and Corporate Governance Committee works closely with the chairman to set the agenda for each Board meeting and serves as a liaison between the chairman and the independent directors.

The Board and its committees meet throughout the year on a set schedule. From time to time as appropriate, the Board and its committees also hold special meetings and may act by written consent. Board agendas include regularly scheduled sessions for the independent directors to meet without members of management present. The independent directors determine who among them will be responsible for chairing sessions for the independent directors. The Board has delegated various responsibilities and authority to different Board committees, as described below. These committees regularly report on their activities and actions to the full Board. Board members have access to all of our employees outside of Board meetings.

Board’s Role in Risk Oversight

The Board’s role in the company’s risk oversight process involves both the Audit Committee and the full Board. The Audit Committee reviews and discusses with management risks relating to the company’s financial systems and data in the context of internal controls and legal exposure and the steps that management has taken to monitor and control them. Management identifies and prioritizes enterprise-wide risks. Each year, the full Board receives a presentation by management on enterprise risk, including operational, financial, legal and regulatory, and strategic and reputational risks. Management makes additional reports about enterprise risks as needed or as requested by the Board. The Board believes the current leadership structure discussed above enhances its oversight of risk because our chief executive officer, who is ultimately responsible for the company’s management of risk, also chairs regular board meetings, and with his in-depth knowledge and understanding of the company, is best able to bring key business issues and risks to the Board’s attention.

08	Morningstar, Inc. 2012 Proxy Statement

Risk Considerations in our Compensation Program

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the company. In reaching this determination, we have taken into account the following design elements of our compensation policies and practices: the mixture of cash and equity-based compensation incents an appropriate balance between short-term and long-term risk, multi-year vesting of equity awards encourages employees to focus on the long-term operational and financial performance of the company, and the use of stock ownership requirements for our executive officers not only aligns their interests with shareholders but also discourages behavior that is focused only on the short term.

Attendance at Board, Committee, and Annual Shareholders’ Meetings

The Board held five meetings in 2011. We expect each director to attend each meeting of the Board and the committees on which he or she serves, and also expect each director to attend the annual meeting. In 2011, each director attended at least 75% of the meetings of the Board and the committees on which he or she served. Each of the directors, other than Jack Noonan, attended our 2011 Annual Shareholders’ Meeting.

Board Committees and Charters

The Board currently has standing Audit, Compensation, and Nominating and Corporate Governance Committees and appoints the members to each of these committees. Each member of the Audit, Compensation, and Nominating and Corporate Governance Committees is an independent director under NASDAQ standards. Each Board committee has a written charter approved by the Board. A copy of each charter is available on our Investor Relations website at http://global.morningstar.com/US/InvestorRelations in the Corporate Governance section. The table below shows the members of each committee and the number of meetings held by each committee during 2011.

Director	Audit	Compensation	Nominating and Corporate Governance
Joe Mansueto
Don Phillips
Cheryl Francis	Chair	Member
Steve Kaplan		Chair	Member
Bill Lyons		Member	Member
Jack Noonan	Member	Member
Paul Sturm	Member		Chair
Hugh Zentmyer	Member		Member
2011 Meetings	11	7	4

Audit Committee

The Audit Committee assists the Board in its general oversight of our financial reporting, internal controls, and audit functions and is directly responsible for appointing, retaining, compensating, and overseeing the work of our independent registered public accounting firm. We describe the responsibilities and activities of the Audit Committee in greater detail in the Audit Committee Report on page 32.

Compensation Committee

The Compensation Committee reviews and determines salaries, incentive plan awards, and other matters relating to compensation of our executive officers, other than the chief executive officer, based on feedback from our chief executive officer about the individual’s performance and overall contribution to the company. It also makes recommendations to the Board concerning compensation for the chief executive officer. The Compensation Committee administers our equity-based compensation plans, including reviewing and granting equity-based awards to our non-employee directors, executive officers, and other employees. The Compensation Committee also reviews and determines various other Morningstar compensation policies and related matters. The Compensation Committee makes recommendations to the Board concerning our compensation

Morningstar, Inc. 2012 Proxy Statement	09

practices for non-employee directors. The Compensation Committee may, in its discretion and only to the extent permitted by law, delegate its authority to a subcommittee of the Compensation Committee. The Compensation Committee may engage its own outside advisors as it deems appropriate. In 2011, the Compensation Committee did not retain an independent compensation consultant to advise it on executive compensation. We discuss additional information about the Compensation Committee, its activity during 2011, and related matters in the Compensation Discussion and Analysis section, which begins on page 16.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee works with the Board to determine the appropriate characteristics, skills, and experience for the Board as a whole and its individual members. In evaluating the suitability of individual Board members, the Nominating and Corporate Governance Committee and the Board take into account many factors, including general understanding of marketing, finance, and other disciplines relevant to the success of a publicly traded company; understanding of our business; education and professional background, including current employment and other board memberships; and reputation for integrity. Although the company has no policy regarding diversity, the Nominating and Corporate Governance Committee and the Board believe that it is essential that the individual Board members represent diverse opinions, perspectives, personal and professional experiences, and backgrounds. The Nominating and Corporate Governance Committee reviews these factors and others it considers useful in the context of the perceived needs of the Board. The priorities and emphasis of the Nominating and Corporate Governance Committee and of the Board may change from time to time to take into account changes in business and other trends and the portfolio of skills and experience of current and prospective Board members. The Nominating and Corporate Governance Committee establishes procedures for the nomination process and recommends candidates for election to the Board.

Consideration of new Board nominee candidates involves a series of internal discussions, review of information concerning candidates, and interviews with selected candidates. Board members or employees typically suggest candidates for nomination to the Board. In 2011, we did not employ a search firm or pay fees to other third parties in connection with seeking or evaluating Board nominee candidates. The Nominating and Corporate Governance Committee will consider candidates proposed by shareholders. The Committee evaluates candidates proposed by shareholders using the same criteria as for other candidates. A shareholder seeking to recommend a prospective nominee for the Nominating and Corporate Governance Committee’s consideration should submit the candidate’s name and qualifications to Richard Robbins, General Counsel and Corporate Secretary, Morningstar, Inc., 22 West Washington Street, Chicago, Illinois 60602.

The Nominating and Corporate Governance Committee reviews and makes recommendations to the Board regarding the appropriate size, performance, composition, duties, and responsibilities of the Board and each of its committees. The Nominating and Corporate Governance Committee also reviews and reports to the Board on a periodic basis on corporate governance matters and is responsible for discharging the Dodd-Frank Act corporate governance oversight requirements that pertain to Morningstar Credit Ratings, LLC, a Nationally Recognized Statistical Rating Organization and one of the company’s subsidiaries.

Director Qualifications

Each director brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas. We describe certain individual qualifications and skills that led the Board to conclude that each person should serve as a director below. Additional details on our director nominees are set forth in their biographies beginning on page 4.

•     As the founder and controlling shareholder of the company, Joe Mansueto’s knowledge of all aspects of the business and the financial information industry position him well to serve as our chairman and chief executive officer.

•     Don Phillips brings to the Board an in-depth understanding of the investment industry. He is a public advocate for investors, with more than 25 years of experience in analyzing and commenting on investing trends.

10	Morningstar, Inc. 2012 Proxy Statement

•                  Cheryl Francis is an experienced financial leader. Her experience serving as the chief financial officer of a public company makes her a valuable asset, both on our Board and as Chair of the Audit Committee. Cheryl also currently serves on the board of two other public companies and qualifies as an audit committee financial expert under the relevant SEC rules.

•                  Steve Kaplan has an extensive background in academia. As a professor, his research and teaching focus on issues in private equity and entrepreneurial finance. His expertise is valuable in analyzing our business and potential acquisitions. Steve also currently serves on the board of another public company.

•                  As the former chief executive officer of a private investment management company, Bill Lyons has extensive experience in the mutual fund industry. Both through his work in the mutual fund industry and as a member of the investment committee of two private foundations, Bill has experience with relevant matters pertaining to credit ratings that help the Nominating and Corporate Governance Committee fulfill its oversight responsibilities relating to Morningstar Credit Ratings. His business acumen and knowledge of the mutual fund industry provide our Board with unique insight and a keen perspective on the priorities of and challenges facing our customers. Bill also currently serves on the board of another public company.

•                  As the former chief executive officer of a public company, Jack Noonan offers a wealth of management experience and business understanding. Jack’s exposure to the complex issues facing a global provider of software makes him a valuable member of our Board. Jack also currently serves on the board of another public company.

•                  Paul Sturm brings to the Board his unique perspective as a financial journalist, a comprehensive understanding of the investment media, as well as a deep understanding of our people, culture, and products.

•                  With his years of experience working at a large decentralized company, Hugh Zentmyer brings to the Board his understanding of what makes businesses work effectively and efficiently. He has experience leading businesses with worldwide operations that market their products through multiple channels. His international strategic acquisition experience fits well with our company’s emphasis on global expansion as part of its growth strategy.

Limitation on Other Board Service

We require that our directors who are currently serving as an executive officer of a public company serve on a total of no more than three public company boards, including ours. We require that our directors who are not currently serving as an executive officer of a public company serve on no more than four public company boards, including ours.

Communications from Shareholders to the Board

Shareholders may communicate with the Board by writing to Richard Robbins, General Counsel and Corporate Secretary, Morningstar, Inc., 22 West Washington Street, Chicago, Illinois 60602. The name of any specific intended Board recipient should be noted in the communication. The Board has instructed our general counsel and corporate secretary to forward correspondence only to the intended recipients; however, the Board has also instructed him to review the correspondence prior to forwarding it and, in his discretion, not to forward certain items if he deems them to be of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration. In these cases, he may forward some of the correspondence elsewhere in the company for review and possible response.

Corporate Governance Guidelines

The Board has adopted a set of Corporate Governance Guidelines. The Nominating and Corporate Governance Committee is responsible for overseeing the Corporate Governance Guidelines and reporting and making recommendations to the Board concerning corporate governance matters. We have posted the guidelines on our Investor Relations website at http://global.morningstar.com/US/InvestorRelations in the Corporate Governance section.

Morningstar, Inc. 2012 Proxy Statement	11

Among other matters, the Corporate Governance Guidelines include the following items concerning the Board:

•                  The Board believes that a board of directors consisting of seven to 12 members is an appropriate size based on our present circumstances. The Board periodically evaluates whether a larger or smaller slate of directors would be preferable.

•                  The Board may fill Board vacancies. Directors appointed by the Board to fill vacancies serve until the next annual meeting at which directors are to be elected.

•                  The Board believes that, except during periods of temporary vacancies, a substantial majority of its directors must be independent. In determining the independence of a director, the Board applies the relevant NASDAQ requirements and applicable law and regulations.

•                  The Board does not believe it should establish term limits. While term limits could help ensure that there are fresh ideas and viewpoints available to the Board, they can also result in the loss of contribution of directors who have been able to develop, over a period of time, increasing insight into the company and its operations and, therefore, provide an increasing contribution to the Board as a whole. The Board believes that, as an alternative to term limits, the Board can continue to evolve and adopt new viewpoints through the process for the evaluation and nomination of director candidates. In that regard, the Nominating and Corporate Governance Committee and the Board consider each member’s length of service and openness to new ideas when considering the appropriate slate of candidates to recommend for nomination.

•                  Directors are required to retire from the Board when they reach the age of 73. A director reaching the age of 73 following his or her election to the Board may continue to serve until the next annual meeting. On the recommendation of the Nominating and Corporate Governance Committee, the Board may waive this requirement for any director if deemed in the best interests of the company.

•                  The Board believes that any director who discontinues his or her present employment or who materially changes his or her position should promptly tender a written offer of resignation to the Board. The Nominating and Corporate Governance Committee will then evaluate whether the Board should accept the resignation based on a review of whether the director continues to satisfy the Board’s membership criteria in light of his or her changed circumstances.

•                  All directors are expected to comply with their obligations described in the Conflicts of Interest section of our Corporate Governance Guidelines. If an actual or potential conflict of interest develops for any reason, including, without limitation, because of a change in our business operations, or in a director’s circumstances, the director should immediately report that matter to our general counsel for evaluation. If a significant conflict cannot be resolved, the director may be expected to resign.

•                  If a director has a personal interest in a matter before the Board, the director must disclose the interest to the Board, excuse himself or herself from participation in the discussion, and may not vote on the matter.

The Corporate Governance section of our Investor Relations website at http://global.morningstar.com/US/InvestorRelations also includes our Code of Ethics and our Securities Trading and Disclosure Policy, each of which has been adopted by the Board.

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Directors’ Compensation

The Board establishes non-employee directors’ compensation based on the recommendation of the Compensation Committee. Directors who are also our employees do not receive any additional compensation for serving on the Board or attending Board meetings. Our non-employee directors receive cash compensation and equity-based compensation.

Cash Compensation

Each non-employee director is entitled to receive an annual retainer of $10,000. Non-employee directors who are members of a committee receive an additional annual retainer of $5,000 per committee. The Audit Committee Chair and Compensation Committee Chair receive an annual retainer of $25,000 and $10,000, respectively. In addition to the retainers described above, our non-employee directors are reimbursed for travel expenses in connection with attendance at meetings.

Equity-Based Compensation

In 2011, each of our non-employee directors received an annual grant of restricted stock units covering shares with a value of $55,000 and stock options with a Black-Scholes value of $55,000 at grant, with both grants vesting over a period of three years. New non-employee directors receive an initial grant valued at $250,000 in lieu of an annual grant—half of the grant is in the form of restricted stock units and half is in the form of stock options. These grants also vest over three years. Before 2009, non-employee directors were permitted to defer receipt of the stock that otherwise would have been issued when their restricted stock units vested.

2011 Directors’ Compensation

The following table shows compensation earned by each of our non-employee directors in 2011. Joe Mansueto and Don Phillips are members of our Board and Morningstar employees. Neither receives any additional compensation for serving on the Board or attending Board meetings.

	Fees Earned or Paid in Cash	Stock Awards	[1]	Option Awards	[2]	Total
Cheryl Francis	$45,000	$54,989		$55,005		$154,994
Steve Kaplan	30,000	54,989		55,005		139,994
Bill Lyons	20,000	54,989		55,005		129,994
Jack Noonan	20,000	54,989		55,005		129,994
Paul Sturm	20,000	54,989		55,005		129,994
Hugh Zentmyer	20,000	54,989		55,005		129,994

(1) As required by relevant SEC rules, the amounts shown represent the aggregate grant date fair value for restricted stock unit awards granted in 2011 as determined pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (FASB ASC Topic 718). See Note 10 of the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011 for a discussion of the relevant assumptions used in calculating this amount. As of December 31, 2011, our non-employee directors held the following number of restricted stock units, including dividend equivalents credited with respect to the restricted stock units: Cheryl Francis 3,454, Steve Kaplan 5,687, Bill Lyons 3,454, Jack Noonan 3,454, Paul Sturm 3,454, and Hugh Zentmyer 4,456.

(2) As required by relevant SEC rules, the amounts shown represent the aggregate grant date fair value for options granted in 2011 as determined pursuant to FASB ASC Topic 718. See Note 10 of the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011 for a discussion of the relevant assumptions used in calculating this amount. As of December 31, 2011, our non-employee directors held options with respect to the following number of shares: Cheryl Francis 16,033, Steve Kaplan 2,316, Bill Lyons 2,316, Jack Noonan 38,316, Paul Sturm 14,316, and Hugh Zentmyer 2,316.

Morningstar, Inc. 2012 Proxy Statement	13

Security Ownership of Certain Beneficial
Owners and Management

The following table shows information about beneficial ownership of our common stock as of March 1, 2012 by each of our directors, each of the executive officers identified in the compensation tables included in this proxy statement, each holder of more than 5% of our common stock, and all of our directors and executive officers as a group. Except as otherwise indicated in the notes to the table, each person named in the table has sole voting and investment power with respect to the shares listed.

The following table is based on 50,164,935 shares of our common stock outstanding as of March 1, 2012.

Shareholder	Number of Shares Beneficially Owned	Percentage of Common Stock
Joe Mansueto[1]	24,848,431	49.53%
Scott Cooley[2]	51,053	*
Chris Boruff[3]	126,966	*
Peng Chen	8,553	*
Bevin Desmond[4]	155,139	*
Tao Huang	320,000	*
Don Phillips	331,145	*
Cheryl Francis[5]	20,873	*
Steve Kaplan[6]	60,648	*
Bill Lyons	9,705	*
Jack Noonan[7]	81,873	*
Paul Sturm[8]	84,094	*
Hugh Zentmyer	2,843	*
All directors and executive officers as of March 1, 2012 as a group (17 persons)[9]	26,205,150	52.24
Morgan Stanley[10]	3,418,055	6.81
Baron Capital Group, Inc.[11]	2,831,519	5.64
Eaton Vance Management[12]	3,949,340	7.87

* Represents beneficial ownership of less than 1%.

(1) Joe Mansueto’s address is c/o Morningstar, Inc., 22 West Washington Street, Chicago, Illinois 60602. Includes 3,960 shares of our common stock held by the Mansueto Foundation, a private charitable foundation.

(2) Includes 30,000 shares of common stock issuable upon exercise of stock options exercisable by April 30, 2012.

(3) Includes 77,500 shares of common stock issuable upon exercise of stock options exercisable by April 30, 2012.

(4) Includes 46,250 shares of common stock issuable upon exercise of stock options exercisable by April 30, 2012 and 2,317 shares of common stock that would be issued pursuant to vested restricted stock units upon Bevin Desmond’s departure from the company. Also includes 12,500 shares of common stock issuable upon exercise of stock options exercisable by April 30, 2012 and 55,096 shares of common stock held by Bevin’s spouse.

(5) Includes 12,000 shares of common stock issuable upon exercise of stock options exercisable by April 30, 2012.

(6) Includes 2,226 shares of common stock that would be issued pursuant to vested restricted stock units upon Steve Kaplan’s departure from the Board.

(7) Includes 1,000 shares of common stock held by Jack Noonan’s spouse and 36,000 shares of common stock issuable upon exercise of stock options exercisable by April 30, 2012.

(8) Includes 12,000 shares of common stock issuable upon exercise of stock options exercisable by April 30, 2012.

(9) Includes 372,500 shares of common stock as to which directors and executive officers have the right to acquire beneficial ownership by April 30, 2012.

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(10) The indicated interest is based solely on a Schedule 13G filed on February 8, 2012 by Morgan Stanley and Morgan Stanley Investment Management Inc., a registered investment adviser and wholly owned subsidiary of Morgan Stanley (MSIM), whose business addresses are 1585 Broadway, New York, NY 10036 and 522 Fifth Avenue, New York, NY 10036, respectively. In its Schedule 13G, the reporting persons reported ownership as of December 31, 2011 as follows:

	Beneficial Ownership	Sole Voting Power	Shared Voting Power	Sole Investment Power	Shared Investment Power
Morgan Stanley	3,418,055	3,333,306	0	3,418,055	0
MSIM	3,418,055	3,333,306	0	3,418,055	0

(11) The indicated interest is based solely on a Schedule 13G filed on February 14, 2012 by Baron Capital Group, Inc. (BCG), BAMCO, Inc., a registered investment adviser and wholly owned subsidiary of BCG (BAMCO), Baron Capital Management, Inc., a registered investment adviser and wholly owned subsidiary of BCG (BCM), and Ronald Baron whose business addresses are 767 Fifth Avenue, New York, NY 10153. In its Schedule 13G, the reporting persons reported ownership as of December 31, 2011 as follows:

	Beneficial Ownership	Sole Voting Power	Shared Voting Power	Sole Investment Power	Shared Investment Power
BCG	2,831,519	0	2,538,036	0	2,831,519
BAMCO	2,510,593	0	2,218,110	0	2,510,593
BCM	320,926	0	319,926	0	320,926
Ronald Baron	2,831,519	0	2,538,036	0	2,831,519

(12) The indicated interest is based solely on a Schedule 13G filed on January 10, 2012 by Eaton Vance Management (EVM), a registered investment adviser, whose business address is 2 International Place, Boston, MA 1585 Broadway, New York, NY 10036 and 522 Fifth Avenue, New York, NY 10036, respectively. In its Schedule 13G, the reporting persons reported ownership as of December 31, 2011 as follows:

	Beneficial Ownership	Sole Voting Power	Shared Voting Power	Sole Investment Power	Shared Investment Power
EVM	3,949,340	3,949,340	0	3,949,340	0

Restricted Stock Units

The following table shows information about the number of unvested restricted stock units, including dividend equivalents credited with respect to the restricted stock units, held as of March 1, 2012 by each of our directors, each of the executive officers identified in the compensation tables included in this proxy statement, and all of our directors and executive officers as a group. The restricted stock units shown in this table will not vest by April 30, 2012.

	Number of Unvested Restricted Stock Units
Joe Mansueto	—
Scott Cooley	11,781
Chris Boruff	11,156
Peng Chen	19,881
Bevin Desmond	12,593	[1]
Don Phillips	1,286
Cheryl Francis	3,460
Steve Kaplan	3,470
Bill Lyons	3,460
Jack Noonan	3,460
Paul Sturm	3,460
Hugh Zentmyer	4,465
All directors and executive officers as of March 1, 2012 as a group (17 persons)	124,781

(1) Includes 1,428 unvested restricted stock units, including dividend equivalents credited with respect to the restricted stock units, held by Bevin’s spouse.

Morningstar, Inc. 2012 Proxy Statement	15

Compensation Discussion and Analysis

In this section, we discuss the goals of our compensation program and how we compensated each of the executive officers identified in the following table in 2011. We refer to this group as the named executive officers, and the group includes our chief executive officer, chief financial officer, our three other most highly compensated executive officers employed at the end of 2011, and Tao Huang, our former chief operating officer who left the company in January 2011. We discuss additional information about Tao’s separation from the company under Employment Agreements, Change in Control Agreements, and Deferred Compensation.

Name	Title
Joe Mansueto	Chairman and Chief Executive Officer
Scott Cooley	Chief Financial Officer
Chris Boruff	President, Software Division
Peng Chen	President, Investment Management Division
Bevin Desmond	President, International Operations and Global Human Resources
Tao Huang	Former Chief Operating Officer

Goals of Our Compensation Program

Our Compensation Committee’s compensation philosophy is to pay our executives competitive base salaries and provide them with the opportunity to earn meaningful equity-based and incentive compensation through the Morningstar 2011 Stock Incentive Plan (the Stock Incentive Plan) and the Morningstar Incentive Plan (the Incentive Plan).

The goals of our compensation program for executives are to develop compensation policies and practices that:

•                  attract and retain talented executives;

•                  motivate and reward our executives for their individual contributions to the company; and

•                  align our executive’s interests with the long-term interests of our shareholders.

The Compensation Committee believes that, as members of our management team take on more responsibility at Morningstar, variable incentive pay and equity awards should make up a larger portion of their total compensation. Our compensation program is designed to reward each member of our management team based on his or her overall contribution to the company and the achievements of his or her individual business.

The Compensation Committee does not use rigid formulas to determine executive compensation. Nevertheless, the Compensation Committee’s philosophy is to tie incentive compensation closely to value creation, as measured by increases in EBIT (earnings before interest and taxes). The Compensation Committee also believes that a meaningful portion of each executive’s compensation should be in the form of equity awards. Our equity program, combined with our stock ownership requirements for our executive officers and directors, reward long-term stock performance. The Compensation Committee bases its decisions about an executive’s compensation on its assessment of his or her performance and contribution toward enhancing the intrinsic value of our company. The Compensation Committee relies on its judgment in determining the amounts and combination of base salary, bonus, and equity awards. In 2011, the Compensation Committee did not retain a compensation consultant to advise it on executive compensation.

The Compensation Committee compares the total compensation of our executives to what it sees in the market for companies of similar size and operating in a similar business. The Compensation Committee does not target specific compensation levels based on its review of other companies’ pay practices, but believes it is relevant to consider this information to obtain a general understanding of current compensation practices. In 2011, the Compensation Committee compared the total compensation of our executives against the total compensation provided to executives at Advent Software, Inc., FactSet Research Systems, Inc.,

16	Morningstar, Inc. 2012 Proxy Statement

Gartner, Inc., IHS Inc., Interactive Data Corporation, MSCI Inc., and The Corporate Executive Board Company. For purposes of this Compensation Discussion and Analysis, we refer to the compensation data for these companies as “market data.”

During its compensation review process, the Compensation Committee considered the affirmative shareholder “say on pay” vote at the company’s 2011 Annual Shareholders’ Meeting and determined that the company’s executive compensation goals and compensation elements continue to be appropriate and did not make any changes to the company’s executive compensation program in response to the “say on pay” vote.

CEO Compensation

In consideration of his status as our principal shareholder, Joe Mansueto believes his compensation as our chief executive officer should be directly aligned with other shareholders and be realized primarily through appreciation in the long-term value of our common stock. Accordingly, at his request, he does not participate in our equity or cash-based incentive programs. In addition, since resuming his role as our chief executive officer in 2000, his annual salary has been fixed at $100,000. While the Compensation Committee may review and make recommendations to the Board concerning Joe’s compensation, we expect that his salary will remain at $100,000 per year for the foreseeable future.

Elements of our Compensation Program

Our compensation program currently consists of two main elements: cash compensation (including annual base salary and annual bonus) and equity-based compensation.

Cash Compensation

We pay cash compensation in the form of base salary and bonuses under the Incentive Plan. We include bonuses in the compensation package because the Compensation Committee believes doing so encourages strong financial and operational performance. We describe each component of cash compensation in more detail below.

Base Salary: The Compensation Committee reviews and determines the base salaries of our executive officers, other than the chief executive officer, based on feedback from our chief executive officer about the individual’s performance and overall contribution to the company.

In May 2011, the Compensation Committee approved an increase in Scott Cooley’s base salary from $275,000 to $300,000 and an increase in Bevin Desmond’s base salary from $240,000 to $275,000, effective July 1, 2011. The Compensation Committee approved Scott’s base salary increase after performing its review of current compensation practices. While the Compensation Committee does not target compensation levels against the market data, it approved an increase in Scott’s base salary to better align his base salary with the competitive market. With respect to Bevin’s increase in base salary, the Compensation Committee increased her base salary to a level that is commensurate with the base salaries provided to similarly situated executives at the company.

Because the Compensation Committee believes variable incentive pay should make up a large portion of each executive officer’s total compensation, it does not make adjustments to base salary every year. In December 2011, the Compensation Committee elected to maintain base salary levels for all executive officers for 2012.

Bonus Plan: The Incentive Plan, which was adopted by our shareholders at the 2009 Annual Shareholders’ Meeting, rewards participants for meeting and exceeding annual performance goals approved by the Compensation Committee. As noted above, Joe Mansueto does not participate in the Incentive Plan. The design of the Incentive Plan gives the Compensation Committee discretion to establish bonuses for our other executive officers based on an assessment of the individual’s achievements and feedback from our chief executive officer about the individual’s performance and overall contribution to the company, while preserving the company’s ability to deduct the bonuses to the greatest extent permitted under Section 162(m) of the Internal Revenue Code.

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In order to satisfy the performance-based requirements for deductible compensation under Section 162(m) of the Internal Revenue Code, in early 2011 the Compensation Committee established a performance-based compensation measure of 0.9% of operating income before bonus expense (i.e., operating income plus bonus expense) for each named executive officer. This measure set the maximum potential bonus for each named executive officer at $1,629,325. Consistent with Section 162(m) of the Internal Revenue Code, the Compensation Committee has the ability to reduce the bonus payout to a lesser amount based on overall company, division, and individual performance. The manner in which the Compensation Committee exercised this discretion is set forth below.

2011 Bonus Target and Bonus Determinations for Named Executive Officers (Other than Joe Mansueto and Tao Huang): The Compensation Committee reviewed the 2011 bonus target for each of our named executive officers (other than Joe Mansueto, who does not participate in the Incentive Plan and Tao Huang, who left the company at the end of January 2011), in December 2010. The 2011 bonus targets ranged from approximately 90% to 107% of each named executive officer’s base salary. The Compensation Committee determined these target bonus levels based on its assessment of the named executive officer’s impact on the company’s results and a desire for a meaningful portion of total compensation to be in the form of variable incentive pay. In determining target bonus levels, the Compensation Committee also reviewed incentive compensation practices at similar companies. As noted above, while the Compensation Committee does not target compensation elements against the market data, the Compensation Committee does review the market data to understand competitive market practices with respect to executive compensation.

The Compensation Committee determined payouts for the 2011 incentive bonuses based on the achievement of the following goals: 50% on financial performance, measured by growth in adjusted EBIT, which we call Bonus EBIT (either at the total company or division level, as appropriate); 30% on operational performance; and 20% on improving our work environment and increasing employee satisfaction, which we refer to as people goals. Each named executive officer has the ability to earn above or below target in each area.

In determining 2011 incentive bonuses, the Compensation Committee considered the bonus target established for each of our named executive officers for 2011 and the extent to which each achieved his or her financial, operational, and people goals. With respect to the financial performance component, the Compensation Committee did not establish a specific Bonus EBIT target for any of our named executive officers. Instead, the bonuses attributable to the financial component of the bonus plan were paid out based on growth in adjusted EBIT on a year-over-year basis at the company-wide level. Based on total company Bonus EBIT growing 4.8%, each named executive officer was awarded his or her target bonus for the financial component.

The Compensation Committee did not establish quantifiable metrics for the operational performance and people goals used in the bonus plan. We describe the operational performance goals for each named executive officer as well as the items considered by the Compensation Committee in evaluating the executive’s performance against those goals in the bonus discussion included below. With respect to the people goals, the Compensation Committee performed a subjective assessment of the overall company’s and each named executive officer’s efforts towards improving the work environment and increasing employee satisfaction.

The table below shows the target earned by each of our named executive officers who participated in the Incentive Plan based on the achievement of his or her financial, operational, and people goals.

	% of Financial Target Earned	% of Operational Target Earned	% of People Target Earned	Total % of Target Earned
Scott Cooley	100%	90%	115%	100%
Chris Boruff	100%	120%	120%	110%
Peng Chen	100%	140%	90%	110%
Bevin Desmond	100%	120%	120%	110%

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We describe the operational and people goals for each of our named executive officers who participated in the Incentive Plan in more detail below.

Scott Cooley: Scott’s bonus target for 2011 was $270,000. As the leader of the company’s finance organization, Scott’s operational goals included improving our financial reporting processes, supporting a review and improvement of how we allocate capital resources, supporting account management with key customers, and driving expense management throughout the company.

In 2011, Scott played a key role in driving growth across the company, with total company Bonus EBIT growing 4.8%. He also played a key role in implementing new practices to improve financial reporting, competitor analysis, and cost management. He supported our overall efforts to continue to improve the workplace environment and employee satisfaction, and is a strong and visible leader within the overall organization.

After considering the company’s financial growth in Bonus EBIT and the matters described in the preceding paragraph, the Compensation Committee, based on Joe’s recommendation, awarded Scott a bonus of $270,000, which was 100% of his target.

Chris Boruff: Chris’ bonus target for 2011 was $295,000. As president of the Software Division, Chris’ operational goals included expanding the user base across our three key platforms, leading efforts to transition to cloud computing, and improving how we manage product development globally.

In 2011, Chris’ division achieved strong financial growth, supporting the company’s overall growth in Bonus EBIT. He met or exceeded expectations in growing our user base across product platforms, released key new products and modules, and made significant progress toward our strategy to support mobile and cloud computing and led a number of initiatives to improve employee satisfaction and culture.

After considering the increase in Chris’ division’s earnings and the matters described in the preceding paragraph, the Compensation Committee, based on Joe’s recommendation, awarded Chris a bonus of $325,000, which was 110% of his target.

Peng Chen: Peng’s bonus target for 2011 was $295,000. As president of the Investment Management Division, Peng’s operational goals included retention of key consulting clients, increasing our thought leadership in the marketplace, increasing the number of plans, participants, and advisors to whom we offer services, and investing in and preparing our investment services business for future growth.

In 2011, Peng’s division achieved strong revenue and profit growth, supporting the company’s overall growth in Bonus EBIT. He played a key role in supporting additional intellectual capital and thought leadership, and has made significant progress in positioning our investment services business for future growth.

After considering Peng’s division’s performance and the matters described in the preceding paragraph, the Compensation Committee, based on Joe’s recommendation, awarded Peng a bonus of $475,000 that included $325,000 which was 110% of his target, and an additional $150,000 to satisfy a commitment made to Peng when he agreed in 2010 to assume heightened responsibilities as president of the Investment Management Division.

Bevin Desmond: Bevin’s bonus target for 2011 was $295,000. As president of International Operations and Global Human Resources, Bevin’s operational goals included implementing the vision of our data and development centers, strengthening the leadership team around the world, supporting global product management and sales, and leading our overall initiatives related to improving our work environment and employee satisfaction.

In 2011, Bevin played a key role in driving international growth. She also played a key role in changing our organizational structure to support international growth, hiring key leaders in our international markets, and improving our human resources services.

Morningstar, Inc. 2012 Proxy Statement	19

After considering the performance of the international division and the matters described in the preceding paragraph, the Compensation Committee, based on Joe’s recommendation, awarded Bevin a bonus of $325,000, which was 110% of her target.

Equity-Based Compensation

The Stock Incentive Plan provides for grants of options, stock appreciation rights, restricted stock, restricted stock units, and performance shares. All of our employees are eligible for awards under the Stock Incentive Plan. Joe Mansueto does not participate in the Stock Incentive Plan.

In 2011, our executive officers received half of their equity-based compensation in the form of restricted stock units and half in the form of stock options. This is a change from our practice in recent years, in which we only awarded restricted stock units to executive officers. We made this change to increase the portion of each executive officer’s total compensation that is delivered in the form of at-risk compensation.

Equity awards that vest over time are an important component of how we reward our executive officers and other employees. We pay a meaningful portion of executive officer compensation in the form of equity awards because the Compensation Committee believes that equity awards can help align the economic interests of our executive officers with those of our shareholders. We also believe it is important for our executives to have a long-term stake in the success of the business. The amount of equity-based compensation that we provide to each executive officer in a given year generally reflects the individual’s level of responsibility within the company. We believe that keeping a consistent level of value for equity awards as of the grant date encourages key managers to enhance the value of the equity over time. This incentive also aligns with the goal of increasing long-term shareholder value. Because we generally keep base salaries low, having a consistent grant date value also provides an incentive for key managers to continue their employment with us even at times when variable pay or our stock price is lower.

The Compensation Committee continues to review the annual equity award values for executive officers to assure that they reflect each executive’s responsibility within the company and encourage retention and long-term alignment with company success. In 2011, the Compensation Committee adjusted the value of annual equity grants for our executives to increase the value of annual equity awards to approximately 40% of total compensation. The Compensation Committee intends to target a similar value and proportion of total compensation for 2012.

We also make grants to many other employees. For example, in 2011, 77% of the annual equity grant was made to employees other than executive officers and non-employee directors.

In May 2011, the Compensation Committee granted restricted stock units and stock options to our named executive officers (other than Tao who left the company at the end of January 2011) with a total value equal to $1,640,000. The Compensation Committee granted restricted stock units with a value equal to $190,000 to Scott, Chris, and Bevin, and $250,000 to Peng, and stock options with a Black-Scholes value equal to $190,000 to Scott, Chris, and Bevin, and $250,000 to Peng.

The Compensation Committee believes that its current compensation program for executive officers strikes the correct balance. This mix of equity and cash compensation gives our executive officers a substantial alignment with shareholders, while also permitting the Compensation Committee to provide incentives for our executive officers to enhance the intrinsic value of our company.

Practices Regarding the Grant of Equity Awards

The Compensation Committee makes equity grants once each quarter, with the majority of the grants being made to non-employee directors, executive officers, and most other employees in the second quarter. We make equity grants after the issuance of our quarterly or year-end earnings press releases. The Compensation Committee believes it’s appropriate to make awards at a time when material information regarding our performance for the quarter or year has been disclosed.

20	Morningstar, Inc. 2012 Proxy Statement

All equity awards are made under the Stock Incentive Plan, with the value of each restricted stock unit and exercise price of each stock option being deemed equal to the closing transaction price of a share of our common stock as reported by the Nasdaq Stock Market on the last trading day before the effective date of grant. Other than awards granted to our non-employee directors, each equity award vests in four equal annual installments beginning on the first anniversary of the grant date. Each equity award granted to our non-employee directors vests in three equal annual installments beginning on the first anniversary of the grant date.

Employment Agreements, Change in Control Arrangements, and Deferred Compensation

We do not have any employment agreements, termination agreements, or change-in-control agreements with any of our current executive officers. We did however, enter into a separation agreement with Tao in connection with his departure from the company. We describe this agreement below.

If there is a change in control of Morningstar, the Compensation Committee can vest or make exercisable, as the case may be, unvested or not yet exercisable awards granted under the Stock Incentive Plan. The following events constitute a change in control within the meaning of the Stock Incentive Plan: the acquisition by a person or entity of more than 50% of Morningstar’s common stock, other than by Joe Mansueto, his wife, children, or any trustee or custodian on their behalf; a merger, consolidation, or statutory share exchange involving Morningstar, unless shareholders receive more than 60% of the stock of the surviving company or the parent company; a liquidation or dissolution of Morningstar; or a sale of substantially all of Morningstar’s assets. The Compensation Committee has not determined how it will exercise its discretion if there is a change in control of Morningstar. If there had been a change in control of Morningstar on December 31, 2011, and the Compensation Committee accelerated vesting, the market value on that date of the shares subject to unvested restricted stock units that would have vested for the benefit of each of our named executive officers would have been: Joe $0; Scott $699,073; Chris $662,035; Peng $1,179,845; Bevin $662,095; and Tao $0; and the spread (i.e., the difference between the market value and exercise price of shares subject to a stock option) on that date attributable to stock options that would have been made exercisable for the benefit of each of our named executive officers would have been; Joe $0; Scott $17,360; Chris $17,360; Peng $22,841; Bevin $17,360; and Tao $0.

In January 2011, we entered into a separation agreement with Tao which provided that he would serve as a consultant of the company until January 31, 2012. Tao was paid $3,750,000 under the agreement. Of that amount, $600,000 was paid to Tao in February 2011 pursuant to the Incentive Plan and is included in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column for 2010. Substantially all of the remaining amount was paid to him in 2011 and is included in the Summary Compensation Table in the “All Other Compensation” column for 2011.

As we have previously disclosed, in February 2010, we entered into an agreement with Tao that obligated us to pay him $3,715,876 in connection with certain stock options that we granted to him in 2000. Morningstar intended, at the time of grant, that these stock options be “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code. We subsequently determined that these stock options did not constitute incentive stock options but were instead non-qualified stock options. This determination resulted in adverse tax consequences for Tao in an amount equal to $3,715,876. The Compensation Committee concluded that it would be appropriate to restore to Tao the originally intended economic benefit of these option grants. As a result, in February 2010 we paid $3,715,876 to Tao, of which $1,316,700 was paid pursuant to the Incentive Plan and is included in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column for 2010. The remaining $2,399,176 is included in the Summary Compensation Table in the “All Other Compensation” column for 2010.

Other than our 401(k) plan, we do not have any plans that permit employees to defer salary or bonus. Before 2009, each person who received restricted stock units (including directors and executive officers) was permitted to defer receipt of the stock that otherwise would have been issued when the restricted stock units vested except where it was prohibited by local tax law or not practical.

Morningstar, Inc. 2012 Proxy Statement	21

Perquisites and Personal Benefits

We seek to create standards for our office space and operations that are strongly tied to our core values and mission. Our office environment is based on an open plan approach, without traditional offices, that emphasizes equality, collaboration, and teamwork. We use this design at our corporate headquarters and at other offices as we open or redesign them. Our health care insurance and other welfare and employee-benefit programs are the same for all eligible employees, including our executive officers. We do not have programs for providing perquisites to executive officers, such as permanent lodging or defraying the cost of personal entertainment or family travel, nor do we own or lease aircraft. The Summary Compensation Table reflects certain benefits received by Scott in 2010 relating to when Scott worked as an expatriate in Australia prior to becoming our chief financial officer.

Stock Ownership Requirements

The Board has adopted stock ownership requirements for our executive officers and directors. These guidelines are designed to encourage our executive officers and directors to increase their equity stakes in the company and more closely link their economic interests with those of our shareholders. We require each of our executive officers and directors to hold either shares with a value of $5,000,000 or generally speaking, a number of Morningstar shares and share equivalents that is greater than or equal to the sum of 12.5% of the total number of exercisable stock options and 25% of the total number of vested restricted stock units that he or she has been granted. We describe our stock ownership requirements in more detail in our Securities Trading and Disclosure Policy, a copy of which is posted on our Investor Relations website at http://global.morningstar.com/US/InvestorRelations in the Corporate Governance section.

Tax Deductibility for Certain Compensation in Excess of $1.0 Million

Section 162(m) of the Internal Revenue Code precludes publicly traded companies from deducting compensation in excess of $1.0 million paid to the chief executive officer and the three other highest compensated officers (other than the chief financial officer) serving at the end of the year. However, performance-based compensation is exempt from a deduction limit if certain requirements are met. The Incentive Plan is designed to satisfy the relevant requirements of Section 162(m). In 2011, the Compensation Committee approved a performance measure to determine the maximum potential bonus for each named executive officer under the Incentive Plan. Based on individual results as well as overall company performance, the Compensation Committee exercised its discretion to reduce the bonus amounts for each executive officer. The amounts approved for our executive officers were at or below the maximum permitted under the company’s Section 162(m) performance measure.

22	Morningstar, Inc. 2012 Proxy Statement

Compensation Committee Report

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis with management. Based on the review and discussions,  the Compensation Committee recommended to the Board the inclusion of the Compensation Discussion and Analysis in Morningstar’s proxy statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Compensation Committee

Steve Kaplan, Chair

Cheryl Francis

Bill Lyons

Jack Noonan

Compensation Committee Interlocks and

Insider Participation

None of our executive officers serves as a member of the board of directors or the compensation committee of any other company that has any executive officers serving as a member of our Board or compensation committee.

Morningstar, Inc. 2012 Proxy Statement	23

Executive Compensation

The following table shows compensation for our named executive officers.

Summary Compensation

Table

					Non-Equity
			Stock	Option	Incentive Plan	All Other
	Year	Salary	Awards[1]	Awards[2]	Compensation[3]	Compensation[4]	Total
Joe Mansueto	2011	$100,000	$ —	$ —	$ —	$ 4,831	$ 104,831
Chairman and Chief Executive Officer	2010	100,000	—	—	—	3,228	103,228
	2009	100,000	—	—	—	20	100,020
Scott Cooley	2011	285,417	190,000	190,000	270,000	12,393	947,810
Chief Financial Officer	2010	250,000	274,984	—	300,000	14,345	839,329
	2009	225,000	249,995	—	180,000	187	655,182
Chris Boruff	2011	275,000	190,000	190,000	325,000	12,343	992,343
President, Software Division	2010	241,250	259,963	—	325,000	7,497	833,710
	2009	225,000	226,498	—	180,000	187	631,685
Peng Chen	2011	275,000	249,970	249,993	475,000	12,135	1,262,098
President, Investment Management Division	2010	228,750	759,955	—	325,000	7,240	1,320,945
	2009	200,000	226,498	—	180,000	20	606,518
Bevin Desmond	2011	254,583	190,000	190,000	325,000	12,623	972,206
President, International Operations and	2010	232,500	259,963	—	300,000	7,446	799,909
Global Human Resources	2009	225,000	226,498	—	180,000	20	631,518
Tao Huang	2011	25,000	—	—	—	3,025,818	3,050,818
Former Chief Operating Officer	2010	300,000	549,969	—	600,000	2,407,672	3,857,641
	2009	300,000	549,989	—	1,316,700	246	2,166,935

(1) As required by relevant SEC rules,  the amounts represent the aggregate grant date fair value for restricted stock unit awards granted in 2011 as determined pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (FASB ASC Topic 718). See Note 10 of the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011 for a discussion of the relevant assumptions used in calculating this amount. For further information on these awards, see the 2011 Grants of Plan-Based Awards table beginning on page 26 of this Proxy Statement.

(2) As required by relevant SEC rules,  the amounts represent the aggregate grant date fair value for option awards granted in 2011 as determined pursuant to FASB ASC Topic 718. See Note 10 of the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011 for a discussion of the relevant assumptions used in calculating this amount. For further information on these awards, see the 2011 Grants of Plan-Based Awards table beginning on page 26 of this Proxy Statement.

(3) The amounts represent annual bonus payments made under the Incentive Plan. For further information on these payments, see Compensation Discussion and Analysis—Bonus Plan.

24	Morningstar, Inc. 2012 Proxy Statement

(4) For 2011, the amounts shown include the following:

	Amounts Paid for Basic Life and Accidental Death and Dismemberment Insurance	Matching Contributions to Our 401(k) plan	Other		Total
Joe Mansueto	$ 18	$4,813	$ —		$ 4,831
Scott Cooley	18	12,375	—		12,393
Chris Boruff	226	12,117	—		12,343
Peng Chen	18	12,117	—		12,135
Bevin Desmond	248	12,375	—		12,623
Tao Huang	400	12,375	3,013,043	[a]	3,025,818

(a) For Tao Huang, the amounts shown represent payments we made to him in 2011 in connection with a separation agreement we entered into with him in January 2011. We discuss additional information about the agreement we entered into with him in the Compensation Discussion and Analysis section under Employment Agreements,  Change in Control Agreements,  and Deferred Compensation.

For 2010, the amounts shown include the following:

	Amounts Paid for Basic Life and Accidental Death and Dismemberment Insurance	Matching Contributions to Our 401(k) plan	Other		Total
Joe Mansueto	$ 20	$ 3,208	$ —		$ 3,228
Scott Cooley	256	8,250	5,839	[a]	14,345
Chris Boruff	256	7,241	—		7,497
Peng Chen	20	7,220	—		7,240
Bevin Desmond	208	7,238	—		7,446
Tao Huang	246	8,250	2,399,176	[b]	2,407,672

(a) For Scott Cooley, the amounts shown include expatriate-related expenses consisting of tax equalization payments.

(b) For Tao Huang, the amounts shown include a payment we made to him in February 2010 in connection with an agreement we entered into with him relating to certain stock options that we granted to him in 2000. We discuss additional information about the agreement we entered into with him in the Compensation Discussion and Analysis section under Employment Agreements,  Change in Control Agreements,  and Deferred Compensation.

For 2009, the amounts shown include amounts paid for basic life and accidental death and dismemberment insurance.

Morningstar, Inc. 2012 Proxy Statement	25

2011 Grants of Plan-Based Awards

The following table shows information concerning the grant of plan-based awards in 2011 to each of our named executive officers.

	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards: Target	[1]	All Other Stock Awards: Number of Shares of Stocks or Units	[2]	All Option Awards: Number of Securities Underlying Options	[3]	Exercise Price of Option Awards	Grant Date Fair Value of Stock and Option Awards	[4]
Joe Mansueto	—	—	$ —		—		—			$ —
Scott Cooley			270,000
	May 15, 2011	May 12, 2011			3,317					190,000
	May 15, 2011	May 12, 2011					8,000		57.28	190,000
Chris Boruff			295,000
	May 15, 2011	May 12, 2011			3,317					190,000
	May 15, 2011	May 12, 2011					8,000		57.28	190,000
Peng Chen			295,000
	May 15, 2011	May 12, 2011			4,364					249,970
	May 15, 2011	May 12, 2011					10,526		57.28	249,993
Bevin Desmond			295,000
	May 15, 2011	May 12, 2011			3,317					190,000
	May 15, 2011	May 12, 2011					8,000		57.28	190,000
Tao Huang	—	—	—		—		—		—	—

(1) Amounts shown represent the Incentive Plan bonus target for each participating named executive officer established by the Compensation Committee at the beginning of the year. The Incentive Plan does not include specified threshold or maximum payout levels.

(2) Amounts shown consist of restricted stock units granted under the Morningstar 2004 Stock Incentive Plan. These restricted stock units vest in four equal annual installments beginning on the first anniversary of the grant date.

(3) Amounts shown consist of options granted under the Morningstar 2004 Stock Incentive Plan. These options become exercisable in four equal annual installments beginning on the first anniversary of the grant date.

(4) Amounts shown represent the aggregate grant date fair value for each restricted stock unit and option award granted in 2011 as determined pursuant to FASB ASC Topic 718. See Note 10 of the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011 for a discussion of the relevant assumptions used in calculating this amount.

26	Morningstar, Inc. 2012 Proxy Statement

2011 Outstanding  Equity Awards at Fiscal Year-End

The following table shows  certain information concerning outstanding equity awards for our named executive  officers  as of December 31, 2011.

						Option Awards			Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested
Joe Mansueto	—	—		$ —		—	—		$ —
Scott Cooley							11,759	[1]	699,073
	10,000			8.57		May 1, 2013
	10,000			14.70	[2]	December 1, 2014
	10,000			18.50	[3]	May 2, 2015
		8,000	[4]	57.28		May 15, 2021
Chris Boruff							11,136	[5]	662,035
	8,765			10.95		May 1, 2012
	2,500			8.57		May 1, 2013
	50,000			14.70	[2]	December 1, 2014
	25,000			18.50	[3]	May 2, 2015
		8,000	[4]	57.28		May 15, 2021
Peng Chen							19,846	[6]	1,179,845
		8,000	[4]	57.28		May 15, 2021
Bevin Desmond							11,140	[7]	662,273
	2,500			8.57		May 1, 2013
	25,835			14.70	[2]	December 1, 2014
	17,915			18.50	[3]	May 2, 2015
		8,000	[4]	57.28		May 15, 2021
Tao Huang	—	—		—		—	—		—

(1) These restricted stock units vest as follows: 4,754 on May 15, 2012; 3,901 on May 15, 2013; 2,272 on May 15, 2014; and 832 on May 15, 2015.

(2) The initial exercise price of $14.70 increases over the term of the options at a rate equal to the 10-year Treasury yield rate as of the date of grant.

(3) The initial exercise price of $18.50 increases over the term of the options at a rate equal to the 10-year Treasury yield rate as of the date of grant.

(4) These options become exercisable in four equal annual installments beginning May 15, 2012.

(5) These restricted stock units vest as follows: 4,442 on May 15, 2012; 3,668 on May 15, 2013; 2,194 on May 15, 2014; and 832 on May 15, 2015.

(6) These restricted stock units vest as follows: 4,704 on May 15, 2012; 3,931 on May 15, 2013; 2,457 on May 15, 2014; 1,093 on May 15, 2015; 2,553 on November 15, 2012; and 2,554 on November 15, 2013 and 2014.

(7) These restricted stock units vest as follows: 4,446 on May 15, 2012; 3,668 on May 15, 2013; 2,194 on May 15, 2014; and 832 on May 15, 2015.

Morningstar, Inc. 2011 Proxy Statement	27

2011 Option Exercises and Stock Vested

The following table shows certain information concerning the exercise of stock options and vesting of restricted stock units during the year ended December 31, 2011 by our named executive officers.

		Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Joe Mansueto	—	$ —	—	$ —
Scott Cooley	5,375	243,076	5,029	288,061
Chris Boruff	15,000	659,839	4,756	272,424
Peng Chen	—	—	7,309	418,660
Bevin Desmond	40,000	1,678,870	4,760	272,653	[1]
Tao Huang	41,597	1,626,757	—	—

(1) Bevin Desmond deferred receipt of 777 shares of our common stock until May 15, 2012.

Nonqualified Deferred Compensation

As of December 31, 2011, Bevin Desmond held vested restricted stock units with a value equal to $137,983.  In May 2008 Bevin deferred receipt of these shares at her election until May 15, 2012.

Equity Compensation Plan Information

The following table includes certain information as of December 31, 2011 regarding our equity incentive plans.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Covered by Outstanding Options, Warrants, and Rights)
Equity incentive plans approved by shareholders	2,129,613	[1]	$21.76	[2]	4,981,416
Equity incentive plans Not approved by shareholders	0		—		0
Total	2,129,613		$21.76		4,981,416

(1) Includes 761,119 restricted stock units and 151,083 shares of restricted stock that were outstanding as of December 31, 2011.

(2) Restricted stock unit and restricted stock awards do not have an exercise price. Accordingly, the outstanding restricted stock unit and restricted stock awards have been disregarded for purposes of computing the weighted average exercise price.

28	Morningstar, Inc. 2011 Proxy Statement

Proposal 3:

Independent Board Chairman

We expect the following shareholder proposal to be presented for consideration at the annual meeting. The proposal and supporting statement quoted below were submitted by Myra Young, 9295 Yorkship Court, Elk Grove, CA 95758, who is the beneficial owner of more than $2,000  of our common stock.

The proposal as submitted is as follows:

“RESOLVED:  Shareholders request that our board of directors adopt a policy that, whenever possible,  the chairman of our board of directors shall be an independent director (by the standard of the New York Stock Exchange), who has not previously served as an executive officer of our Company. This policy should be implemented so as not to violate any contractual obligations in effect when this resolution is adopted. The policy should also specify how to select a new independent chairman if a current chairman ceases to be independent between annual shareholder meetings.

When a CEO serves as our board chairman, this arrangement can hinder our board’s ability to monitor our CEO’s performance. Many companies already have an independent Chairman. An independent Chairman is the prevailing practice in the United Kingdom and many international markets.  This proposal topic won 50%-plus support at four major U.S. companies in 2011. James McRitchie and Kenneth Steiner have sponsored proposals on this topic which received significant votes.

The merit of this Independent Board Chairman proposal should also be considered in the context of the opportunity for additional improvement in our company’s 2011 reported corporate governance in order to more fully realize our company’s potential:

The Corporate Library, an independent investment research firm, said there were ongoing concerns regarding our company’s board composition and its ownership profile. Five of 8 board members had 12 to 27-years tenure. This included four directors who have served for the same 12 years and CEO and Chairman Joe Mansueto, who founded the company and has served on the board since the company’s inception in 1984. Furthermore, long-tenured directors chair our executive pay and nomination committees.

It is increasingly difficult to consider board members independent after so many years of service. In addition, two directors were executives and despite the fact that our CEO was also the Chairman, our company had not appointed an independent Lead Director, calling into question our board’s ability to act as an effective counterbalance to management.

Finally, regarding ownership, Mr. Mansueto nearly controls a majority of our company’s shares with over 49.6% of our company’s total voting power. This is a situation which presents concerns that the interests of minority shareholders may be subordinated to those of the dominant shareholder, especially considering his role as both our CEO and Chairman.

An independent Chairman policy can improve investor confidence in our company and strengthen the integrity of our Board. Please encourage our board to respond positively to this proposal for an Independent Board Chairman—Yes on 3.”

Opposing Statement

The Board has carefully considered the above proposal and has determined that its adoption is not in the best interests of the company and its shareholders. The Board therefore recommends a vote AGAINST the proposal for the reasons set forth below.

The Board is committed to protecting shareholders’ interests by providing independent oversight of management and has already adopted measures that foster director independence.

The company’s Corporate Governance Guidelines provide that a substantial majority of the company’s directors must be independent. Indeed, each of our directors, other than Joe Mansueto and Don Phillips, is independent as defined by the applicable NASDAQ rules. Therefore, there are ample independent directors to offer critical review of management plans. In

Morningstar, Inc. 2011 Proxy Statement	29

addition, the independent directors meet regularly in executive session, with no management directors or other members of management present, in order to discuss such matters as the independent directors may determine, including Board policies, processes, and practices. The independent directors have the authority to seek counsel from experts or consultants that are independent from management, as they deem appropriate, in order to discharge their duties.

Each committee of the Board is comprised solely of independent directors. This means that oversight of critical issues such as the integrity of the company’s financial statements, the compensation of executive management, and the development and implementation of the company’s corporate governance policies is entrusted to independent directors.

Finally, regardless of our leadership structure, our directors, including the chairman, are bound by the same fiduciary duties to act in a manner that they believe to be in the best interest of the company and its shareholders. Separating the chairman and chief executive officer positions would not enhance or change the fiduciary duties applicable to our directors.

The Board believes that the company is currently best served by having Joe Mansueto, the company’s founder, occupy the positions of chairman and chief executive officer.

The primary responsibility of the Board is to foster long-term success of the company. A key element in fulfilling this responsibility is to determine periodically which person or persons should serve as our chairman and chief executive officer based on the best interest of the company and its shareholders at that time. The members of the Board are in the best position to make this decision based on their knowledge of the company. At this time, the Board believes that it would be unwise to impose an inflexible requirement that the position of chairman be limited to one who is an independent director and who has not previously served as an executive officer.

As the founder of the company, Joe has an unparalleled knowledge of all aspects of the business and its history and is therefore uniquely situated to provide valuable insight to the Board. As the chief executive officer of the company, Joe is ultimately responsible for the company’s management of risk, and is therefore best able to bring key business issues and risks to the Board’s attention. As controlling shareholder of the company, Joe’s interests are aligned with shareholders, allowing him to provide the Board with a major shareholder’s perspective. Joe’s alignment with shareholders is further evidenced by the minimal compensation ($100,000 salary per year) that he receives as chief executive officer. For these reasons, the Board currently believes that Joe is the best person to serve as our chairman. In addition, maintaining a combined role:

•                  enables Joe to act as a bridge between management and the Board, helping both to act with a common purpose and preventing divergent views on strategy and tactical execution of a Board-approved vision;

•                  reduces the potential for uncertainty regarding responsibilities and duplication of efforts among the company’s leaders; and

•                  has the practical effect of simplifying the accountability of the executive management team, therefore reducing potential confusion and fractured leadership that could result from reporting to two individuals as opposed to one.

Finally, the company does not believe that academic research generally supports the proposition that separating the roles of chairman and chief executive officer has a positive impact on long-term equity value. In their recent book Corporate Governance Matters: A Closer Look at Organizational Choices and their Consequences, David Larcker and Brian Tayan concluded that most studies regarding the impact of separating the chairman and chief executive officer roles “have found little or no evidence that separation leads to improved corporate outcomes.” According to the authors, research “suggests that companies are more likely to separate the chairman and CEO roles for succession purposes and are less likely to do so to improve management oversight.”

30	Morningstar, Inc. 2011 Proxy Statement

The Board recognizes that in some circumstances there can be great value in having separate individuals serve as chairman and chief executive officer.  The Board would consider making a change to the combined chairman and chief executive officer structure if it determined that would be the best course of action for the company. Currently, the Board believes that the company and the shareholders are best served by having the option to have the same individual serve as chairman and chief executive officer,  and that by restricting the Board’s discretion by adopting a one-size-fits-all policy would deprive the Board of the ability to select the most qualified and appropriate individual to lead the Board as chairman.

The company’s position is consistent with a majority of other U.S. companies.

U.S. companies have historically followed a model in which the chief executive officer also serves as the chairman of the board. According to the 2011 Spencer Stuart Board Index (available at www.spencerstuart.com),  the manner in which the Board has structured the company’s leadership is consistent with the majority of S&P 500 companies. In 2011, approximately 59% of S&P 500 companies have combined the positions of chairman of the board and chief executive officer,  as the company has done. In contrast, only 21% of the S&P 500 companies have a chairman who is considered independent and less than 3% have adopted an explicit policy, such as the proponent is requesting,  to formally separate the chairman and chief executive offer roles.

In summary, we believe that a combined chairman and chief executive officer position, together with our substantial majority of independent directors, regularly scheduled executive sessions of our Board, independent members of each of our Board committees and periodic evaluation of this structure, is currently the most appropriate Board leadership structure for the company. We believe our shareholders have benefited from the Board’s current sound corporate governance practices and strong independent board leadership and therefore there is no need to unnecessarily restrict the ability of the Board to select a chairman based on the best interests of the company and the shareholders at any given time.

Recommendation of the Board

The Board recommends that you vote AGAINST this shareholder proposal.

Morningstar, Inc. 2012 Proxy Statement	31

Audit Committee Report

The ultimate responsibility for good corporate governance rests with the Board, whose primary roles are providing oversight, counseling,  and direction to our management team in the long-term interests of the company and its shareholders. The Audit Committee oversees Morningstar’s accounting and financial reporting processes, as well as audits of Morningstar’s annual financial statements and internal control over financial reporting.

The Audit Committee is made up solely of independent directors, as defined under NASDAQ and SEC rules,  and it operates under a written charter adopted by the Board, a copy of which is posted on our Investor Relations website at http://global.morningstar.com/US/InvestorRelations in the Corporate Governance section. Morningstar intends the composition of the Audit Committee, the attributes of its members, and the responsibilities reflected in its charter to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.  The Board last revised the charter in February 2012.

As described more fully in its charter, the purpose of the Audit Committee is to assist the Board in its general oversight of Morningstar’s financial reporting, audit functions,  and internal control over financial reporting. Management is responsible for preparing, presenting,  and maintaining the integrity of Morningstar’s financial statements;  establishing and maintaining accounting and financial reporting principles and internal controls;  and following procedures designed to reasonably assure compliance with accounting standards, applicable laws, and regulations.

Morningstar has a full-time Internal Audit department that reports to the Audit Committee. This department is responsible for objectively reviewing and evaluating the adequacy, effectiveness,  and quality of Morningstar’s system of internal controls relating to the reliability and integrity of Morningstar’s financial information and the safeguarding of Morningstar’s assets. Morningstar’s independent registered public accounting firm is responsible for performing an independent audit of Morningstar’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and expressing an opinion on the effectiveness of Morningstar’s internal control over financial reporting.

The Audit Committee has the authority and responsibility to select, compensate, evaluate and, when appropriate, replace Morningstar’s independent registered public accounting firm. The Audit Committee may engage its own outside advisors, including experts in particular areas of accounting, as it determines appropriate.

Among other matters, the Audit Committee monitors the activities and performance of Morningstar’s internal and independent auditors, including the audit scope,  external audit fees, auditor independence,  and the extent to which the independent audit firm may be retained to perform non-audit services. KPMG provided the Audit Committee with the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning its independence as an independent auditor. The Audit Committee also discussed KPMG’s independence with KPMG and management.

The Audit Committee members are not professional accountants or auditors, and they do not duplicate or certify the activities of management or the independent audit firm, nor can the Audit Committee certify that the independent audit firm is indeed independent under applicable rules.  The Audit Committee serves a board-level oversight role. It provides advice, counsel, and direction to management and the auditors based on the information it receives, discussions with management and the auditors, and the experience of its members in business,  financial, and accounting matters.

The Audit Committee has an agenda for the year that includes reviewing Morningstar’s financial statements,  internal control over financial reporting, and audit matters. The Audit Committee meets each quarter with the independent audit firm and management to review Morningstar’s interim financial results before the publication of Morningstar’s quarterly earnings press releases.  Management and the independent audit firm review and discuss with the Audit Committee various topics and events

32	Morningstar, Inc. 2012 Proxy Statement

that may have significant financial impact on Morningstar.  Management and the independent audit firm also review with the Audit Committee matters discussed between them. In addition, the Audit Committee generally oversees Morningstar’s internal compliance programs. The Audit Committee reviews and discusses with management risks relating to the company’s financial systems and data in the context of internal controls and legal exposure and the steps that management has taken to monitor and control them. The Audit Committee is responsible for establishing procedures for handling complaints received by Morningstar regarding accounting, internal controls,  or auditing matters.  This includes setting up procedures to allow Morningstar employees to submit any concerns they may have regarding questionable accounting or auditing matters in a confidential,  anonymous manner.

In accordance with Audit Committee policy and the requirements of law, the Audit Committee pre-approves all services to be provided by the independent audit firm, including audit services,  audit-related services,  tax services,  and other services.  In some cases, the full Audit Committee provides pre-approval for up to a year, related to a particular defined task or scope of work and subject to a specific budget. The Audit Committee has authorized its Chair to pre-approve additional services. If the Chair pre-approves a service, she reviews the matter with the full Audit Committee at its next regularly scheduled meeting. To avoid potential conflicts of interest, the law prohibits a publicly traded company from obtaining certain non-audit services from its independent audit firm. Morningstar obtains these services from other firms as needed.

The Audit Committee reviewed and discussed with management and representatives of KPMG Morningstar’s consolidated financial statements for the fiscal year ended December 31, 2011, management’s assessment of the effectiveness of Morningstar’s internal control over financial reporting, and KPMG’s evaluation of Morningstar’s internal control over financial reporting. Management represented to the Audit Committee that the consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles.  KPMG represented that its presentations included the matters that the Audit Committee and the independent registered public accounting firm are required to discuss pursuant to Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.”  This review included a discussion with management of the quality, not merely the acceptability, of Morningstar’s accounting principles;  the reasonableness of significant estimates and judgments; and the clarity of disclosure in Morningstar’s financial statements, including the disclosures related to critical accounting estimates.  Based on these views and other discussions,  and KPMG’s reports, the Audit Committee recommended to the Board the inclusion of the audited financial statements in Morningstar’s Annual Report on Form 10-K for the year ended December 31, 2011.

Audit Committee

Cheryl Francis,

Chair Jack

Noonan

Paul Sturm

Hugh Zentmyer

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Principal Accounting Firm Fees

The following table shows the fees that we paid or accrued for audit and other services provided to us by KPMG LLP, our 2011 principal accounting firm, and Ernst & Young LLP, our 2010 principal accounting firm, for fiscal years 2011 and 2010.

	2011 KPMG LLP	2010 Ernst & Young LLP
Audit Fees	$468,572	$798,539
Audit-Related Fees	—	—
Tax Fees	182,000	31,300
All Other Fees	6,150	1,995
Total	$656,722	$831,834

Audit Fees

This category includes fees for the audit of our annual financial statements and the audit of our internal control over financial reporting, review of financial statements included in our quarterly reports on Form 10-Q, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of interim financial statements and statutory audits required in jurisdictions outside the United States.

Audit-Related Fees

There were no fees for Audit-Related services in 2011 or 2010. The items included in this category consist of assurance and related services that are normally provided by the independent registered public accounting firm, including due diligence related to mergers and acquisitions and accounting consultations and audits performed in connection with acquisitions.

Tax Fees

This category consists of tax compliance and consultation services.

All Other Fees

This category mainly includes the fees paid for a subscription to online accounting research tools provided by our principal accounting firms.

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Certain Relationships and Related

Party Transactions

Review and Approval of Related Party Transactions

Our Code of Ethics is designed to help our directors,  executive officers,  and other employees address situations that may involve a conflict of interest. These include situations in which an individual’s personal interests are in conflict with the interests of the company; situations in which an individual or family member receives personal benefits as a result of his or her position with the company; and situations that may otherwise cast doubt on his or her ability to act objectively with or on behalf of the company.

The Nominating and Corporate Governance Committee Charter requires that the Nominating and Corporate Governance Committee review potential conflicts of interests of prospective and current directors.  Under our Corporate Governance Guidelines, if an actual or potential conflict of interest develops for any reason, including, without limitation, a change in our business operations or in a director’s circumstances,  the director should immediately report that matter to our General Counsel for evaluation. Our General Counsel has the discretion to report any actual or potential conflicts to the Chair of the Nominating and Corporate Governance Committee and is required to report to the Chair all conflicts that would require disclosure as a related party transaction or involve a relationship with a competitor. If a significant conflict cannot be resolved,  the director may be expected to resign.

The Audit Committee Charter requires that the Audit Committee review all related party transactions involving directors and executive officers.  In addition, the Board reviews the independence of each director on an annual basis.  As part of this process, the Board reviews and discusses information provided by the directors and management about each director’s business and personal activities as they relate to the company. Related party transactions are disclosed to all directors during this process.  See Board of Directors and Corporate Governance—Independent Directors for additional information about the Board’s independence review.

Relationships with Morgan Stanley

As described in the beneficial ownership table beginning on page 14 of this proxy statement, Morgan Stanley holds, on behalf of itself and its clients for whom it has taken investment discretion, 6.81% of our common stock.  We have a variety of commercial relationships with Morgan Stanley, the most significant of which are: Morgan Stanley licenses a portion of Morningstar Advisor Workstation and Site Builder tools; we provide Licensed Data and Investment Consulting services to Morgan Stanley;  and Morgan Stanley provides brokerage and execution services related to our stock option and stock repurchase programs. We recorded revenue of approximately $7.9 million from Morgan Stanley in 2011.

Relationships with Eaton Vance Management

As described in the beneficial ownership table beginning on page 14 of this proxy statement, Eaton Vance Management (Eaton Vance) holds, on behalf of itself and its clients for whom it has taken investment discretion, 7.87% of our common stock. We have a variety of commercial relationships with Eaton Vance, the most significant of which are: Eaton Vance licenses Morningstar Direct and a portion of Morningstar Advisor Workstation; and we provide Licensed Data to Eaton Vance. We recorded revenue of approximately $679,000  from Eaton Vance in 2011.

Relationships with Baron Capital Group

As described in the beneficial ownership table beginning on page 14 of this proxy statement,  Baron Capital Group (Baron Capital) holds, on behalf of itself and its clients for whom it has taken investment discretion, 5.64% of our common stock.  Baron Capital licenses Morningstar Direct and we provide Licensed Data to Baron Capital. We recorded revenue of approximately $67,000 from Baron Capital in 2011.

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Section 16(a) Beneficial Ownership

Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers,  among others,  to file with the SEC an initial report of ownership of our stock on a Form 3 and reports of changes in ownership on a Form 4 or a Form 5. Persons subject to Section 16 are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. Under SEC rules, certain forms of indirect ownership and ownership of company stock by certain family members are covered by these reporting requirements. As a practical matter, we assist our executive officers and directors in preparing initial ownership reports and reporting ownership changes and typically file these reports on their behalf.

Based solely on a review of the copies of such forms in our possession,  and on written representations from our directors and executive officers, we believe that during 2011, all of our executive officers and directors filed the required reports on a timely basis under Section 16(a) except that Don Phillips had three late filings relating to option exercises and sales of shares under his Rule 10b5-1 sales plan.

Shareholder Proposals or Nominations

Any proposal that a shareholder wishes to include in our proxy statement for presentation at our 2013 Annual Shareholders’ Meeting must be received by us no later than December 6, 2012. The shareholder proposal must be submitted, along with proof of ownership of our stock in accordance with Exchange Act Rule 14a-8(b)(2), to our principal executive offices, in care of our General Counsel and Corporate Secretary,  by mail to Richard Robbins, Morningstar, Inc., 22 West Washington Street, Chicago, Illinois 60602. We suggest that the proposal be submitted by certified mail—return receipt requested.  We strongly encourage any shareholder interested in submitting a proposal to contact our General Counsel and Corporate Secretary in advance of this deadline to discuss the proposal. Shareholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a shareholder proposal does not guarantee that we will include it in our proxy statement.

Shareholders who intend to nominate a director or present a proposal at our 2013 Annual Shareholders’  Meeting without seeking to include the proposal in our proxy statement must provide us notice of the proposal or nomination no earlier than November 6, 2012 and no later than December 6, 2012. The notice must be made by a registered shareholder on his or her behalf or on behalf of the beneficial owner of shares and must include certain information specified in our by-laws and information as to the shareholder’s ownership of our stock. You can view a copy of the by-laws on our Investor Relations website at http://global.morningstar.com/US/InvestorRelations in the Corporate Governance section. We reserve the right to reject,  rule out of order, or take other appropriate action with respect to any nomination or proposal that does not comply with these and other applicable requirements.  The proposal or nomination must be submitted to our principal executive offices, in care of our General Counsel and Corporate Secretary,  by mail to Richard Robbins, Morningstar, Inc., 22 West Washington Street, Chicago, Illinois 60602. We suggest that the proposal or nomination be submitted by certified mail—return receipt requested.

The Nominating and Corporate Governance Committee will review all shareholder proposals and nominations and will make recommendations to the Board for action on any such proposals or nominations. For information on recommending individuals for consideration as nominees through our Nominating and Corporate Governance Committee,  see Board of Directors and Corporate Governance—Nominating and Corporate Governance Committee.

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Obtaining Our Financial Statements

Our financial statements for the year ended December 31, 2011 are included in our 2011 Annual Report to Shareholders,  which we made available to our shareholders at the same time as this proxy statement. Additional copies of our 2011 Annual Report and this proxy statement can be obtained by calling our Investor Relations department at (312) 696-6621.  Our 2011 Annual Report and this proxy statement are available on the Internet at http://global.morningstar.com/US/InvestorRelations.

Communicating With Us

We encourage all interested parties—including securities analysts, potential shareholders,  and others—to submit questions to us in writing. If you have a question about our business,  please contact us by (1) sending an email message to investors@morningstar.com, (2) sending a fax to (312) 696-6009,  or (3) sending a letter to Morningstar, Inc., Attention: Investor Relations, 22 West Washington Street, Chicago, Illinois 60602. We will make written responses to selected inquiries available to all investors at the same time in Form 8-K reports furnished to the Securities and Exchange Commission each month.

Our Investor Relations website,  located at http://global.morningstar.com/US/InvestorRelations,  contains press releases, earnings releases, and financial information, as well as corporate governance information and links to our SEC filings. If you would like to receive information such as our latest investor information kit or annual report, please send your request to investors@morningstar.com.

Morningstar, Inc. 2012 Proxy Statement	37

Morningstar, Inc.

22 West Washington Street

Chicago

Illinois, 60602

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: MORNINGSTAR, INC. M42308-P22007 MORNINGSTAR, INC. 22 WEST WASHINGTON STREET CHICAGO, IL 60602 Please indicate if you plan to attend this meeting. VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by Morningstar in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. For Against Abstain For Against Abstain Yes No 1. Election of Directors The Board of Directors recommends you vote FOR all of the listed nominees. 1a. Joe Mansueto 1b. Don Phillips 1c. Cheryl Francis 1d. Steve Kaplan 1e. Bill Lyons 1f. Jack Noonan 1h. Hugh Zentmyer 1g. Paul Sturm 2. Ratification of the appointment of KPMG LLP as Morningstar's independent registered public accounting firm for 2012. 3. Shareholder proposal regarding Independent Board Chairman. The Board of Directors recommends you vote FOR proposal 2. The Board of Directors recommends you vote AGAINST proposal 3. Please sign your name(s) as it appear(s) on this proxy. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give your full title.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. M42309-P22007 This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 15, 2012. The shares of stock you hold in this account will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted FOR all of the nominees listed on Item 1, FOR Item 2, and AGAINST Item 3, and in the discretion of the proxyholders on any other matter that properly comes before the meeting. By signing the proxy, you revoke all prior proxies and appoint Scott Cooley and Richard Robbins, or either of them, with full power of substitution to vote these shares on the matters shown on the reverse side and any other matters as may properly come before the Annual Meeting and all adjournments. Continued and to be signed on reverse side May 15, 2012 9:00 A.M. Annual Meeting of Shareholders Proxy – MORNINGSTAR, INC.